Exhibit 18



                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Shareholders of South Jersey Industries, Inc.:

We have audited the consolidated financial statements of South Jersey Industries, Inc. and its subsidiaries as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, and have issued our report thereon dated February 18, 2004 (which expresses an unqualified opinion and includes an explanatory paragraph concerning the Company's change in method of accounting for energy-related contracts to conform with the recission of EITF Issue No. 98-10 "Accounting for Contracts Involved in Energy Trading and Risk Management Activities"); such financial statements and report are included in your 2003 Annual Report to shareholders and are incorporated herein by reference. Our audits also included in the financial statement schedules of South Jersey Industries, Inc. and its subsidiaries, listed in Item 14(a) 2. These financial statement schedules are the responsibility of the Corporation's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.





DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
February 18, 2004